Exhibit 99.3
Stock Ownership Guidelines
These stock ownership guidelines are designed to more closely align the interests of Board members and executive officers with those of Company stockholders. Under the guidelines, the Company’s Chairman of the Board of Directors is expected to hold at least 75,000 shares of Diamond common stock and all other Board members are required to hold at least 15,000 shares. Each executive officer is expected to own the number of shares equal in value to the following multiples of his or her base salary: Chief Executive Officer – 500% of base salary; Executive Vice President – 200% of base salary; Senior Vice President – 150% of base salary; and Vice President – 150% of base salary. Until the applicable stock ownership guideline is achieved, the executive is not entitled to participate in the cash/restricted stock election program outlined above.
Shares that count toward satisfaction of these stock ownership guidelines include:
•	Outstanding shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired;

•	Outstanding shares owned by the executive or director, or by any of his or her immediate family members residing in the same household, through any business entity controlled by such individual;

•	Outstanding shares held in trust for the benefit of the executive or director or his or her family;

•	Outstanding shares of restricted stock granted under employee stock plans; and

•	One-third of all shares subject to outstanding stock options granted to the executive or director under Diamond’s stock plans.
Executives and directors are expected to comply with these guidelines by the later of July 31, 2011 or three years after being appointed an executive officer or being appointed or elected a member of Diamond’s Board of Directors. The guidelines may be waived, at the discretion of Diamond’s Board of Directors or the Governance and Nominating Committee of the Board, if compliance would create severe hardship for an individual executive or director, or would prevent an executive or director from complying with a court order.